Exhibit 99.1

             US AIRWAYS TO REDEEM SERIES B PREFERRED STOCK

      ARLINGTON, Va. August 18, 1997 -- US Airways Group, Inc. said today that it has exercised its right to redeem all of its outstanding Series B preferred stock. The redemption price will be $51.75 per depositary share plus accrued dividends of approximately 36.46 cents as of the redemption date, Sept. 15, 1997.

      "With this action, we not only will have fulfilled our obligations to our Series B shareholders but also will bring value to all shareholders of the company. We will save approximately $19 million in annual dividend payments on the Series B preferred. Along with the repurchase and conversion earlier this year of the Series F and T preferred, we will recognize a total of approximately $46 million in savings on annual dividend payments on preferred stock," said US Airways Chairman and CEO Stephen M. Wolf.

      The Series B stock trades publicly as depositary shares, each of which represents 1/100 of a share of the preferred stock. Each depositary share is convertible, at the holder's option, into 2.4925 shares of the company's common stock. Holders of depositary shares who wish to convert must do so before the close of business on September 15. At a common stock price of $36.50 per share, the closing price on August 15, 1997, each depositary share would have a value in common stock of $90.98, less any commissions or other expenses of sale. This compares to the cash redemption payment of approximately $52.11 including accrued dividends. Cash will be paid in lieu of fractional shares.

      A notice of redemption and letter of transmittal has been sent to holders of the Series B depositary shares. These documents include instructions on how to convert the depositary shares into common stock and how to receive the redemption payment for any unconverted depositary shares. The company has appointed ChaseMellon Shareholder Services, L.L.C. (1-800-777-3674), located at 120 Broadway, 13th Floor, New York, NY 10271, as its redemption and conversion agent.

      In a step that facilitates the redemption of the Series B preferred stock, Berkshire Hathaway Inc. has exchanged all of its senior Series A preferred shares for shares of a new Series H senior preferred.